Exhibit 99.1

FOR IMMEDIATE RELEASE
October 31, 2006

Novell Announces Amendment and Extension of Consent Solicitation

WALTHAM, Mass. – October 31, 2006 — Novell, Inc. (NASDAQ:NOVL) today announced that it has amended and extended its solicitation of consents (the “consent solicitation”) from the holders of its 0.50% convertible senior debentures due 2024 (CUSIP Nos. 670006AB1 and 670006AC9). The purpose of the consent solicitation is to obtain consent to amend certain provisions of the indenture pursuant to which the debentures were issued and to obtain a waiver of rights to pursue remedies available under the indenture with respect to certain alleged defaults thereunder with respect to covenants regarding Novell's filing of periodic reports with the Securities and Exchange Commission (the “Reporting Covenants”).

Under the terms of the amended consent solicitation:

  Holders of record of debentures as of 5:00 p.m., New York City time, on October 16, 2006, who validly deliver and do not revoke their consents prior to 5:00 p.m., New York City time, on Thursday, November 2, 2006, will receive a one-time consent fee for each $1,000 in principal amount of debentures with respect to which consents are received equal to the product of $57.50 multiplied by a fraction, the numerator of which is the aggregate principal amount of debentures outstanding on the Expiration Date and the denominator of which is the aggregate principal amount of debentures as to which Novell received and accepted consents.

  The amendments to the indenture as to which consents are solicited will provide Novell until May 31, 2007 to comply with Reporting Covenants under the indenture.

The consent solicitation was previously scheduled to expire at 5:00 p.m., New York City time, on Monday, October 30, 2006.

All other terms of the consent solicitation with respect to debentures as set forth in Novell's consent solicitation statement, dated October 17, 2006, remain applicable.

Novell has issued a Supplemental Consent Solicitation Statement that reflects the foregoing changes. The Supplemental Consent Solicitation Statement is available for review by all debentureholders and may be obtained from the information agent. Novell advises all debentureholders to review the section entitled “Certain United States Federal Income Tax Considerations,” which has been amended to reflect important considerations respecting the U.S. federal income tax consequences of the consent solicitation as currently structured.

Novell reserves the right to further amend the consent solicitation for the debentures or extend the expiration time in its sole discretion.

All holders of the debentures who have previously delivered consents may withdraw their consents as described in the Supplemental Consent Solicitation Statement. Such holders who do not wish to withdraw their consents do not need to redeliver such consents or take any other action in response to this extension.

Citigroup Corporate and Investment Banking is serving as the solicitation agent for the consent solicitation. Questions regarding the consent solicitation may be directed to Citigroup Corporate and Investment Banking at (800) 558-3745 (toll-free) or (212) 723-6106. The information agent for the consent solicitation is Global Bondholder Services Corporation. Requests for copies of the Supplemental Consent Solicitation Statement and related documents may be directed to Global Bondholder Services Corporation at (866) 794-2200 (toll- free) or (212) 430-3774.

Legal notice regarding forward-looking statements

This press release includes statements that disclose Novell's or management's intentions, expectations or predictions of the future, including statements about claims of default with respect to Novell's 0.50% Convertible Senior Debentures due 2024 and potential consequences, and these statements are forward-looking statements. Novell cautions that these statements involve risks and uncertainties and other factors that may cause results to differ materially from those anticipated at the time such statements are made. In addition, potential risks and uncertainties include, among other things: (1) the results of the review of Novell's historical stock-based compensation practices and the related potential accounting impact; (2) the timing of the completion of such review by the Audit Committee and the independent outside legal counsel engaged by the Audit Committee to conduct the review; (3) any potential restatement and filing of previously issued financial statements and assessment of the effectiveness of disclosure controls and procedures and internal control over financial reporting; (4) the review and filing of Novell's Form 10-Q for the fiscal quarter ended July 31, 2006; (5) the possibility that the occurrence of an Event of Default under the indenture could cause acceleration of repayment of the entire principal amounts and accrued interest on the Debentures; (6) the possibility that the NASDAQ Listing Qualifications Panel may not grant Novell's request for an extension to regain compliance with NASDAQ listing qualifications or Novell's failure to regain compliance within any extension period that is granted, in which case Novell's common stock would be delisted from The NASDAQ Stock Market; (7) any adverse results of lawsuits or governmental inquiries; and (8) additional risks and uncertainties and important factors described in Novell's filings with the SEC, including our most recent annual report on Form 10-K. There can be no assurance that the outcome of the review by Novell's Audit Committee of Novell's past stock-based compensation practices and the related potential accounting impact will not result in changes in the preliminary financial results for the third fiscal quarter 2006 or a restatement of financial results provided by the company for any historical period. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results will not materially differ. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

About Novell

Novell, Inc. delivers Software for the Open Enterprise™. With more than 50,000 customers in 43 countries, Novell helps customers manage, simplify, secure and integrate their technology environments by leveraging best-of-breed, open standards-based software. With more than 20 years of experience, 4,700 employees, 5,000 partners and support centers around the world, Novell helps customers gain control over their IT operating environment while reducing costs. More information about Novell can be found at http://www.novell.com.

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Novell and NetWare are registered trademarks and Software for the Open Enterprise is a trademark of Novell, Inc. in the United States and other countries. * Linux is a registered trademark of Linus Torvalds. All other third-party trademarks are the property of their respective owners.

Press Contact:

Bruce Lowry
Novell, Inc.
Phone: 415-383-8408
E-Mail: blowry@novell.com

Investor Relations Contact:

Bill Smith
Novell, Inc.
Phone: 800-317-3195
E-Mail: wsmith@novell.com